UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Pollak, Martin M.
   16 Springwood Path
   Laurel Hollow, NY  10019
2. Date of Event Requiring Statement (Month/Day/Year)
   April 30, 1999
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   American Drug Company
   ADRG
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |85,204                |D               |                                               |
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                                           |6,132                 |I(1)            |By Spouse                                      |
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                                           |1,617                 |I(1)            |As trustee of a foundation                     |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Warrants                |8/5/94   |8/5/00   |Common Stock           |85,204   |$0.75     |D            |                           |
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Warrants                |8/5/94   |8/5/00   |Common Stock           |6,132    |$0.75     |I(1)         |By Spouse                  |
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Warrants                |8/5/94   |8/5/00   |Common Stock           |1,617    |$0.75     |I(1)         |As a Trustee of a Foundatio|
                        |         |         |                       |         |          |             |n                          |
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Employee Stock Options (|6/9/98(2)|6/9/03   |Common Stock           |500,000  |$0.13     |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Mr. Pollak disclaims beneficial ownership of the shares of Common Stock and Warrants held by his wife and the foundation.
(2)  Exercisable
immediately.
SIGNATURE OF REPORTING PERSON
Martin M. Pollak
DATE
April 30, 1999